EXHIBIT 99.2
CONSENT OF WILLIAM H. ARMSTRONG
     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, William H. Armstrong, hereby consents to all references to him in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of Moody National REIT I, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of Moody National REIT I, Inc. prior to the commencement of the offering described therein. The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

January 15, 2008	/s/ William H. Armstrong
William H. Armstrong